The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-157406

Subject to Completion

Preliminary Prospectus Supplement dated December 5, 2011

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 19, 2009)

$

Noble Energy, Inc.

    % Notes due

We are offering $             aggregate principal amount of our     % Notes due             ,             which we refer to as the “notes.” The notes will mature on             ,            .

We will pay interest on the notes on              and              of each year, beginning             , 2012. We may redeem all or part of the notes at any time or from time to time at the redemption prices described in this prospectus supplement under “Description of the Notes—Optional Redemption.” There is no sinking fund for the notes.

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding that is not subordinated to the notes. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” on page S-5 and the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Note		Total
Public offering price (1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us (1)		%	$

(1) Plus accrued interest from December , 2011, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or about December     , 2011.

Joint Book-Running Managers

J.P. Morgan	Citigroup

The date of this prospectus supplement is December     , 2011

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus filed with the Securities and Exchange Commission and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein or therein is accurate as of any time subsequent to the date of such information.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, we may, from time to time, issue and sell to the public any combination of the securities described in the accompanying prospectus up to an indeterminate amount, of which this offering is a part.

This prospectus supplement describes the specific terms of the notes we are offering and certain other matters relating to us. The accompanying prospectus gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to this prospectus supplement combined with the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

“Our,” “we,” “us” and “Noble Energy” as used in this prospectus supplement and the accompanying prospectus refer to Noble Energy, Inc. and its subsidiaries, unless otherwise stated or the context otherwise requires.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements give our current expectations or forecasts of future events. These forward-looking statements include, among others, the following:

•	our growth strategies;

•	our ability to successfully and economically explore for and develop crude oil and natural gas resources;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and ability to finance our exploration and development activities;

•	market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions;

•	the impact of governmental fiscal terms and/or regulation, such as that involving the protection of the environment or marketing of production, as well as other regulations; and

•	access to resources.

Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “target,” “estimate,” “intend” and similar words, although some forward-looking statements may be expressed differently. These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. You should consider carefully the statements under Item 1A. Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

S-ii

SUMMARY

This summary does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference for a more complete understanding of this offering. You should read “Risk Factors” on page S-5 of this prospectus supplement and the risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus for more information about important risks that you should consider before making a decision to purchase notes in this offering.

Noble Energy, Inc.

Noble Energy, Inc. is a Delaware corporation, formed in 1969, that has been publicly traded on the New York Stock Exchange since 1980. We are an independent energy company that has been engaged in the acquisition, exploration, development, production and marketing of crude oil, natural gas, and natural gas liquids since 1932. We have core operations onshore in the U.S., primarily in the Denver-Julesburg Basin and the Marcellus Shale, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa.

For a further description of our business, properties and operations, you should read the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequently filed Quarterly Reports on Form 10-Q as well as the other information included in this prospectus supplement and the accompanying prospectus.

Recent Developments

On October 14, 2011, we entered into a new $3.0 billion unsecured five-year revolving credit facility and terminated our $2.1 billion unsecured five-year credit facility. On that same date, we borrowed $400 million under the new credit facility to repay outstanding borrowings under the prior credit facility. The new credit facility matures on October 14, 2016.

The Offering

Issuer	Noble Energy, Inc.

Securities Offered	$ aggregate principal amount of % Notes due , .

Denominations	The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity Date

Interest Rate	% per annum

Interest Payment Dates	We will pay interest on the notes on and of each year, beginning , 2012.

Optional Redemption	We may redeem the notes, in whole or in part, at any time or from time to time at the redemption prices described under “Description of the Notes—Optional Redemption” on page S-10.

Ranking	The notes will:

•	rank pari passu with our other senior unsecured indebtedness from time to time outstanding;

•	be effectively junior in right of payment to all of our secured obligations (insofar as the assets securing such obligations are concerned); and

•	be structurally subordinated in right of payment to the creditors and preferred equity holders of our subsidiaries upon any liquidation or reorganization of those subsidiaries.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability to take certain actions, including, but not limited to, the creation of liens securing debt. See “Description of Debt Securities—Certain Covenants Applicable to the Debt Securities—Limitations on Liens” on page 10 of the accompanying prospectus.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million, after deducting the underwriting discounts and our estimated expenses of the offering. We intend to use approximately $ million of the net proceeds from this offering to repay outstanding indebtedness under our revolving credit facility and the balance of the net proceeds for general corporate purposes. See “Use of Proceeds” on page S-6.

Conflicts of Interest

As described under “Use of Proceeds,” the net proceeds of this offering will be used in part to repay outstanding indebtedness under our revolving credit facility. An affiliate of J.P. Morgan Securities LLC, one of the underwriters, is the lender with respect to all amounts currently outstanding under our revolving credit facility. Because more than 5% of the net proceeds of this offering will be received by an affiliate of one of the underwriters, this offering is being conducted in compliance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest)” on page S-17.

Issuance of Additional Notes	We may, without the consent of the holders of the notes, issue additional notes so that the new notes may be consolidated and form a single series with the notes offered hereby and have the same terms (except for the issue date and the public offering price) as to ranking, maturity, redemption or otherwise, provided that such additional notes shall be fungible with previously issued notes for U.S. federal income tax purposes.

Summary Financial Data

The following table sets forth summary consolidated financial data as of the dates and for the periods indicated. The summary consolidated financial data as of and for the years ended December 31, 2006 through 2010 have been derived from our audited financial statements. The summary consolidated financial data as of September 30, 2011 and 2010 and for the nine-month periods then ended have been derived from our unaudited consolidated financial statements and related notes. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in millions, except per share, per Mcf and per Bbl data)	2011	2010	2010	2009	2008	2007	2006
	(unaudited)
Revenues and Income
Total revenues	$2,778	$2,239	$3,022	$2,313	$3,901	$3,272	$2,940
Net income (loss)	749	673	725	(131)	1,350	944	678
Per Share Data
Earnings (Loss) Per Share—
Basic	$4.25	$3.86	$4.15	$(0.75)	$7.83	$5.52	$3.86
Diluted	4.12	3.80	4.10	(0.75)	7.58	5.45	3.79
Cash dividends per share	0.58	0.54	0.720	0.720	0.660	0.435	0.275
Period-end stock price per share	70.80	75.09	86.08	71.22	49.22	80.66	49.07
Basic weighted average shares outstanding	176	175	175	173	173	171	176
Cash Flows
Net cash provided by operating activities	1,785	1,452	1,946	1,508	2,285	2,017	1,730
Additions to property, plant and equipment	1,868	1,326	1,885	1,268	1,971	1,414	1,357
Acquisitions	519	458	458	—	292	—	412
Proceeds from sale of property, plant and equipment	77	552	564	3	131	9	520
Financial Position
Cash and Cash Equivalents	1,252	1,149	1,081	1,014	1,140	660	153
Commodity derivative instruments—current	87	113	62	13	437	15	35
Property, plant and equipment, net	12,512	9,911	10,264	8,916	9,004	7,945	7,171
Goodwill	696	696	696	758	759	761	781
Total assets	15,833	13,089	13,282	11,807	12,384	10,831	9,589
Long-term obligations—
Long-term debt	3,507	2,194	2,272	2,037	2,241	1,851	1,801
Deferred income taxes	2,235	2,187	2,110	2,076	2,174	1,984	1,758
Commodity derivative instruments	—	6	51	17	2	83	329
Asset retirement obligations	215	202	208	181	184	131	128
Other	336	346	371	349	300	337	275
Shareholders’ equity	7,582	6,737	6,848	6,157	6,309	4,809	4,114
Operations Information
Consolidated crude oil sales (MBopd)	62	65	64	62	69	77	75
Average realized price ($/Bbl) (1)	$100.86	$73.40	$76.46	$55.76	$82.60	$60.61	$54.47
Consolidated natural gas sales (MMcfpd) (2)	803	784	787	781	767	687	623
Average realized price ($/Mcf) (1)	$3.12	$3.13	$3.00	$2.54	$5.04	$5.26	$5.55
Consolidated NGL sales (MBpd) (2)	14	13	14	10	9	—	—
Average realized price ($/Bbl)	$49.19	$40.17	$41.21	$27.96	$50.15	$—	$—
Proved Reserves
Crude oil, condensate and NGL reserves (MMBbl)			365	336	311	329	296
Natural gas reserves (Bcf)			4,361	2,904	3,315	3,307	3,231
Total reserves (MMBoe)			1,092	820	864	880	835
Number of Employees			1,772	1,630	1,571	1,398	1,243

(1)	Prices for the years ended December 31, 2006 through 2010 include effects of oil and gas hedging activities. See Item 8. Financial Statements and Supplementary Data—Note 10—Derivative Instruments and Hedging Activities in our Annual Report on Form 10-K for the year ended December 31, 2010 for additional information.
(2)	Prior to January 1, 2008, US NGL sales volumes were included with natural gas volumes. Effective January 1, 2008 we began reporting US NGLs separately where we have the right to take title, which lowered the comparative natural gas sales volumes for periods subsequent to January 1, 2008 as compared to periods prior to January 1, 2008.

RISK FACTORS

An investment in the notes involves risks. In addition to the risk factors set forth below, you should also carefully consider all of the information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors and other information appearing under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in our subsequently filed Quarterly Reports on Form 10-Q before investing in the notes.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact holders of notes.

We are not restricted under the terms of the notes or the indenture governing the notes from incurring additional debt. As of December 2, 2011, we had approximately $2.6 billion of additional borrowing capacity under our bank revolving credit facility, subject to specific requirements, including compliance with financial covenants in our bank credit agreements. Although the indenture limits our ability to issue secured debt without also securing the notes, these limitations are subject to a number of exceptions. See “Description of Debt Securities—Certain Covenants Applicable to the Debt Securities—Limitation on Liens” in the accompanying prospectus.

The notes are effectively junior to the existing and future liabilities of our subsidiaries and to our secured debt to the extent of the assets securing the same.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans, or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors and preferred equity holders. At September 30, 2011, our subsidiaries had no indebtedness for borrowed money or preferred equity outstanding, and had approximately $2.0 billion of other liabilities (excluding intercompany loans) outstanding, to which the notes would have been structurally subordinated.

The notes are our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations. The notes are not secured by any of our assets. Claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As of the date of this prospectus supplement we had no secured debt outstanding.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $             million, after deducting the underwriting discount and our estimated expenses of the offering. We intend to use approximately $400 million of the net proceeds from this offering to repay outstanding indebtedness under our revolving credit facility and the balance of the net proceeds for general corporate purposes. The $400 million in outstanding indebtedness under our revolving credit facility was used to repay outstanding borrowings under our previous credit facility, which borrowings were used to fund the first installment payment of $327 million related to our acquisition of a 50% interest in certain oil and natural gas properties in the Marcellus shale as well as a capital contribution related to the development of those properties. Our revolving credit facility matures on October 14, 2016. As of November 30, 2011, the interest rate applicable to borrowings under our credit facility was 1.275%.

An affiliate of J.P. Morgan Securities LLC, one of the underwriters, is the lender with respect to all amounts currently outstanding under our revolving credit facility and will receive all of the proceeds of this offering used to repay amounts outstanding thereunder. This amount will equal a significant portion of the net proceeds of the offering. See “Underwriting (Conflicts of Interests)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2011 on an actual basis and on an as adjusted basis to give effect to the sale of the notes offered hereby and the application of the net proceeds therefrom, before expenses, as described under “Use of Proceeds.” You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2011
	Actual	As Adjusted
	(In millions) (Unaudited)
Cash and cash equivalents	$1,252			$(2)

Long-term debt (excluding current portion):
Revolving credit facility (1)	400		—	(2)
51/4% Senior Notes due April 2014	200		200
81/4% Senior Notes due March 2019	1,000		1,000
71/4% Notes due October 2023	100		100
8% Senior Notes due April 2027	250		250
6% Senior Notes due March 1, 2041	850		850
71/4% Senior Debentures due August 2097	84		84
CONSOL Installment Payment, due September 30, 2013	328		328
FPSO lease obligation (3)	318		318
% Notes due offered hereby	—

Total long-term debt (excluding current portion)	3,530
Current portion of long-term debt (4)	355		355

Less: unamortized discount	(23)

Total debt	3,862

Stockholders’ equity:
Preferred stock—par value $1.00; 4 million shares authorized, none issued	—		—
Common stock—par value $3.331/3; 250 million shares authorized; 196 million shares issued	655		655
Additional paid in capital	2,467		2,467
Accumulated other comprehensive loss	(85)		(85)
Treasury stock, at cost: 19 million shares	(640)		(640)
Retained earnings	5,185		5,185

Total stockholders’ equity	7,582		7,582

Total capitalization	$11,444	$

(1)	On October 14, 2011, we entered into a new $3.0 billion unsecured five-year revolving credit facility and terminated our $2.1 billion unsecured five-year credit facility. On that same date, we borrowed $400 million under the new credit facility to repay outstanding borrowings under the prior credit facility. As of the date of this prospectus supplement, there was $400 million of outstanding indebtedness under our new credit facility. The new credit facility matures on October 14, 2016.
(2)	Reflects the use of approximately $400 million of the proceeds of this offering to repay outstanding indebtedness under our existing credit facility.
(3)	Amount reported is based on percentage of floating production, storage and offloading vessel (FPSO) construction activities completed as of September 30, 2011, and therefore does not reflect future minimum lease payments.
(4)	Includes $322 million CONSOL installment payment due September 30, 2012, net of discount, and FPSO lease obligation amount of $33 million.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30, 2011	Year Ended December 31,
		2010	2009		2008	2007	2006
Ratio of earnings to fixed charges	8.7x	7.7x	—	(1)	20.0x	11.2x	8.3x

(1)	For the fiscal year ended December 31, 2009, earnings were insufficient to cover fixed charges by $301 million.

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture, dated as of February 27, 2009, between us and Wells Fargo Bank, National Association, as supplemented by a supplemental indenture to be dated as of December     , 2011, establishing the terms of the notes.

The notes are a series of “debt securities” as that term is used in the accompanying prospectus. The description of the notes in this prospectus supplement supplements, and to the extent inconsistent therewith, replaces the description of the general provisions of the debt securities in the accompanying prospectus. You should read the information under the caption “Description of Debt Securities” in the accompanying prospectus for information regarding the notes that is not summarized below. These descriptions do not restate the provisions of the indenture and supplemental indenture in their entirety. We urge you to read those documents because they, and not this description, define your rights as a holder of the notes. A copy of the indenture has been filed and a copy of the supplemental indenture will be filed with the SEC as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

In this “Description of the Notes,” references to “we,” “our,” “us” or “Noble Energy” mean Noble Energy, Inc., excluding its subsidiaries, and references to the indenture mean the indenture as supplemented by the supplemental indenture establishing the terms of the notes.

General

The notes will mature on             ,             . Interest on the notes will accrue at the rate of     % per year from December     , 2011, or from the most recent interest payment date to which interest has been paid or duly provided for. Interest on the notes will be payable semi-annually on              and              of each year, beginning                     , 2012, to the persons in whose names the notes are registered at the close of business on the              or              immediately preceding the relevant interest payment date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the required payment of principal, premium (if any) and/or interest will be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, stated maturity date or redemption date, as the case may be, to the date of such payment on the next succeeding business day. As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York.

The notes are initially limited in aggregate principal amount to $        . We may, without the consent of the holders of the notes, issue additional notes so that the new notes may be consolidated and form a single series with the notes offered hereby and have the same terms (except for the issue date and the public offering price) as to ranking, maturity, redemption or otherwise, provided that such additional notes must be fungible with previously issued notes for U.S. federal income tax purposes.

The notes will be senior unsecured obligations of ours. The notes will rank senior in priority to any subordinated indebtedness and pari passu with our other senior unsecured indebtedness from time to time outstanding. The notes will be junior in right of payment to all of our secured obligations (insofar as the assets securing such obligations are concerned) and will be effectively subordinated in right of payment to the creditors and preferred equity holders of our subsidiaries upon the liquidation or reorganization of those subsidiaries. As of the date of this prospectus supplement, we had no outstanding secured indebtedness. As of September 30, 2011, our subsidiaries had no indebtedness for borrowed money or preferred equity outstanding, and had approximately $2.0 billion of other liabilities (excluding intercompany loans) outstanding, to which the notes would have been effectively subordinated.

The notes will not be subject to, or entitled to the benefits of, any sinking fund. The indenture does not limit the amount of indebtedness that we may incur.

Optional Redemption

Prior to             ,            , the notes will be redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of the notes to be redeemed and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the treasury rate plus        basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed up to but not including the date of redemption. On or after             ,             , the notes will be redeemable at our option, at any time in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed up to but not including the date of redemption.

“Treasury rate” means, with respect to any redemption date,

(i)	the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15 (519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the final maturity date for the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the treasury rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(ii)	if the treasury rate cannot be determined pursuant to clause (i) because such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of three Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of five Reference Treasury Dealer Quotations obtained, or (ii) if the trustee obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m. New York time, on the third business day preceding the redemption date.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Citigroup Global Markets Inc. or their respective affiliates which are Primary Treasury Dealers (as defined below) and three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm, or an affiliate thereof, that is a Primary Treasury Dealer.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee by lot or by such other method as the trustee in its sole discretion deems to be fair and appropriate. See “Description of Debt Securities—Book-Entry, Delivery and Form” in the accompanying prospectus.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the applicable redemption date to each holder of notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Governing Law

The notes and the indenture will be governed by the laws of the State of New York.

Book-Entry Notes

We will issue the notes only in book-entry form—i.e., as global notes registered in the name of The Depository Trust Company, New York, New York, or its nominee. The sale of the notes will settle in immediately available funds through DTC. You will not be permitted to withdraw the notes from DTC except in the limited situations described in the accompanying prospectus under “Description of Debt Securities—Book-Entry, Delivery and Form.”

Investors may hold interests in a global note through organizations that participate, directly or indirectly, in the DTC system. See “Description of Debt Securities—Book-Entry, Delivery and Form” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

MATERIAL U. S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations of purchasing, owning and disposing of the notes. This discussion applies only to the initial holders of the notes who acquire the notes in the original offering for a price equal to the issue price of the notes and who hold the notes as capital assets (generally, property held for investment). The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	persons subject to the alternative minimum tax;

•	dealers in securities or currencies;

•	traders in securities who mark their securities to market for U.S. federal income tax purposes;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other integrated transaction;

•	certain U.S. expatriates;

•	banks and other financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	foreign governments or international organizations;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) and holders of interests therein.

This discussion is included for general information only and does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this discussion does not address any state or local income, foreign income or other tax consequences. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of notes as described below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with and not challenge these statements and conclusions. Before you purchase notes, you should consult your tax advisor regarding the particular U.S. federal, state and local income, foreign income and other tax consequences of acquiring, owning and disposing of notes that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below) of the notes.

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of a note or notes who or which is for U.S. federal income tax purposes:

•

an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•

a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Code) have the authority to control all of the trust’s substantial decisions, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds a note, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status and the activities of the partner and the partnership. Each partner in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) should consult its tax advisor.

Payments of Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time that you receive the interest; and

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time that the interest accrues.

Sale or Other Disposition of Notes

When you sell or otherwise dispose of your notes in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•

your amount realized on the sale or other disposition, less any amount attributable to accrued and unpaid interest, which will be taxable as ordinary interest income to the extent you have not previously included such interest in income; and

•	your adjusted tax basis in the notes.

Your adjusted tax basis in your notes generally will equal the amount you paid for the notes decreased by any payments of principal previously received on the notes. Your gain or loss recognized on the sale or other taxable disposition of the notes generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the notes for more than one year. Long-term capital gains of individuals, estates and trusts generally are taxed at reduced rates. Your ability to deduct capital losses is subject to certain limitations.

Net Investment Income

For taxable years beginning after December 31, 2012, legislation is scheduled to impose a 3.8% tax on the “net investment income” of certain U.S. individuals, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest and certain net gain from the disposition of property, less certain deductions. You should consult your tax advisor with respect to the tax consequences of such legislation.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments and to the proceeds of sales of notes before maturity unless you are a corporation or other exempt person and, if requested, certify such status. These amounts generally must be reported to the IRS and to you. In general, “backup withholding” may apply:

•	to any payments made to you of principal and interest on your notes, and

•	to payment of the proceeds of a sale or other disposition of your notes before maturity,

if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules.

Presently, the backup withholding rate is 28%, but may be changed in the future. Backup withholding is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is provided to the IRS in a timely manner.

Non-U.S. Holders

The following summary applies to you if you are an individual, corporation, estate or trust and are not a U.S. holder (as defined above). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the U.S.:

•	on at least 31 days in the calendar year, and

•

for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were U.S. holders.

U.S. Federal Withholding Tax

Under current U.S. federal income tax laws and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of interest on your notes under the “portfolio interest” exception of the Code, provided that interest on the notes is not effectively connected with your conduct of a trade or business in the United States and:

•	you do not, directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through stock ownership (as provided in the Code);

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	you certify as to your foreign status by providing a properly executed IRS Form W-8BEN to:

•	us or our paying agent; or

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf, that certifies to us or our paying agent under penalties of perjury that it has received from you your properly executed IRS Form W-8BEN and that provides us or our paying agent with a copy of such form.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN claiming an exemption from (or a reduction of) withholding under the benefit of a U.S. income tax treaty, or you provide us or our paying agent with a properly executed IRS Form W-8ECI certifying that the payments of interest are effectively connected with your conduct of a trade or business in the United States. If a non-U.S. holder holds the notes through certain foreign intermediaries or partnerships, such holder and the foreign intermediary or partnership may be required to satisfy certain requirements under applicable Treasury Regulations in order to avoid U.S. federal withholding tax.

U.S. Federal Income Tax

Except for the possible application of U.S. federal withholding tax (as described immediately above) and backup withholding tax (see “Information Reporting and Backup Withholding” below), you generally will not have to pay U.S. federal income tax on any gain or income realized from the sale or other disposition of your notes (subject to, in the case of proceeds representing accrued interest, the conditions described in “U.S. Federal Withholding Tax” immediately above) unless:

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition of your notes and specific other conditions are met, in which case you generally will be subject to U.S. federal income tax at a 30% rate on the gain, which may be offset by U.S. source capital losses; or

•

the income or gain is effectively connected with your conduct of a U.S. trade or business, and, if a U.S. income tax treaty applies, is attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income attributable to your notes is effectively connected with the conduct of your trade or business, and, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you generally will be subject to U.S. federal income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed immediately above under “U.S. Federal Withholding Tax” if you provide a properly executed IRS Form W-8ECI to us or our paying agent on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest and gain on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Information Reporting and Backup Withholding

Payments of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Backup withholding will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “U.S. Federal Withholding Tax” above, and if neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. holder (as described in “— U.S. Holders—Definition of a U.S. Holder” above).

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes though a non-U.S. office of a broker that:

•	is a United States person (as defined in the Code);

•	is a foreign person that derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business;

unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are not a United States person or you otherwise establish an exemption.

You should consult your tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Citigroup Global Markets Inc.

Total	$

The underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to severally indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The representatives may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the notes to certain other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $             and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 90 days after the date of this prospectus supplement, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

An affiliate of J.P. Morgan Securities LLC, one of the underwriters, is the lender with respect to all amounts currently outstanding under our revolving credit facility and will receive at least 5% of the net proceeds of the offering, which are being used in part to repay the outstanding balance under this revolving credit facility. See “Use of Proceeds.” This offering is being conducted in compliance with FINRA Rule 5121. J.P. Morgan Securities LLC will not confirm sales to any account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus supplement (the “Securities”) may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Securities may be made under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) as permitted under the Prospective Directive subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Securities shall result in a requirement for the publication by Noble Energy or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of Securities within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of Securities through any financial intermediary, other than offers made by the underwriters which constitute the final offering of Securities contemplated in this prospectus supplement.

For the purposes of this provision and the buyer’s representation below, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase or subscribe any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires, any Securities will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(A)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(B)	in the case of any Securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the Securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives have been given to the offer or resale; or (ii) where Securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those Securities to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)), in connection with the issue or sale of the Securities, has only been, and will only be, communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Noble Energy.

Anything done in relation to the Securities in, from or otherwise involving the United Kingdom, has been, and may only be done, in compliance with all applicable provisions of the FSMA.

This prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) and (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) high net worth companies or persons to whom it may otherwise be lawfully communicated falling within Article 49(2)(a) to (d) of the Order or (iii) other persons to whom it may be lawfully communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

The validity of the offered notes will be passed upon for us by Thompson & Knight LLP, Dallas, Texas and Houston, Texas, and for the underwriters by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements of Noble Energy, Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2010, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and, with respect to the 2009 and 2008 consolidated financial statements, PricewaterhouseCoopers LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

The financial statements of Alba Plant LLC as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 (not separately presented in the Annual Report on Form 10-K of Noble Energy, Inc. for the year ended December 31, 2010 (“Form 10-K”) and therefore not incorporated by reference herein) have been audited by PricewaterhouseCoopers LLP, whose report thereon has been incorporated herein by reference to the Form 10-K.

Our estimates of proved reserves associated with our interests in oil and gas properties is confirmed in the audit letter of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been included in this document, and incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such audit letter and in giving such audit letter.

PROSPECTUS

Noble Energy, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

We, Noble Energy, Inc., may offer from time to time our debt securities, preferred stock, common stock and warrants. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “NBL.”

Investing in our securities involves significant risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

We may sell these securities to or through underwriters, to other purchasers and/or through agents. The supplements to this prospectus will specify the names of and arrangements with any underwriters or agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 19, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information included or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of the applicable documents in which such information appears.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Noble Energy” and to the “company,” “we,” “us” or “our” are to Noble Energy, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-07964). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our web site at http://www.nobleenergyinc.com. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the symbol “NBL.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information furnished rather than filed):

•	our annual report on Form 10-K for the year ended December 31, 2008;

•	our current report on Form 8-K, filed with the SEC on February 2, 2009; and

•

the description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Noble Energy, Inc.

100 Glenborough Drive

Suite 100

Houston, Texas 77067

(281) 872-3100

Attention: Arnold J. Johnson

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements give our current expectations or forecasts of future events. These forward-looking statements include, among others, the following:

•	our growth strategies;

•	our ability to successfully and economically explore for and develop crude oil and natural gas resources;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and ability to finance our acquisition, exploration and development activities;

•	our outlook on global economic conditions and markets;

•	market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions; and

•	the impact of governmental regulation.

Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. These forward-looking statements are made based on management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. You should consider carefully the statements under Item 1A. Risk Factors and other sections of our annual report on Form 10-K for the year ended December 31, 2008, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

ABOUT US

Noble Energy, Inc. is a Delaware corporation, formed in 1969, that has been publicly traded on the New York Stock Exchange since 1980. We are an independent energy company that has been engaged in the acquisition, exploration, development, production and marketing of crude oil, natural gas and natural gas liquids since 1932. We operate primarily in the Rocky Mountains, the Mid-continent and deepwater Gulf of Mexico areas in the US, with key international operations offshore Israel, the North Sea and West Africa.

Our principal corporate office is located at 100 Glenborough Drive, Suite 100, Houston, Texas 77067-3610, and our telephone number is (281) 872-3100. We maintain a website on the Internet at http://www.nobleenergyinc.com. Information that you may find on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider all of the information included and incorporated by reference into this prospectus, including the risk factors and other information appearing under the headings Item 1A. Risk Factors and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our annual report on Form 10-K for the fiscal year ended December 31, 2008 before investing in our securities. You should also consider similar information contained in any other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities.

USE OF PROCEEDS

Unless specified otherwise in an accompanying prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable accompanying prospectus supplement for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for the periods indicated.

	Year Ended December 31,
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges(1)	20.0	11.2	8.3	10.4	8.7

(1)	The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends were computed based on:

•

“earnings,” which consist of earnings from continuing operations before income taxes, less income from equity investees, less interest capitalized, plus distributed income from equity investees and fixed charges as defined;

•	“fixed charges,” which consist of interest expensed, interest capitalized, preferred stock dividend requirements of consolidated subsidiaries and an estimate of interest within rental expense; and

•	“preferred stock dividends,” which consist of the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

DESCRIPTION OF DEBT SECURITIES

We may from time to time issue debt securities (referred to herein as the “debt securities”) under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. References to the “indenture” in this description mean such indenture as amended or supplemented from time to time.

The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series.

This description is intended to be an overview of the material provisions of the debt securities and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture as it, and not this description, defines your rights as a holder of the debt securities. A copy of the indenture may be obtained from us upon request.

Unless the context otherwise requires, reference under this “Description of Debt Securities” to “we,” “us,” and “our” are to Noble Energy, Inc. and not to any of our consolidated subsidiaries.

The indenture will not limit the amount of debt securities we may issue under it, and will provide that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

General

The debt securities may be issued from time to time as provided in this prospectus. When the debt securities are offered, a prospectus supplement will explain the particular terms of the debt securities to the extent they are not set forth in or vary from the terms set forth in this prospectus, and in particular, will include the following information about the debt securities offered:

•	the designation, initial principal amount and authorized denominations of debt securities offered;

•	the interest rate borne by the debt securities, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest;

•	the interest payment dates and related record dates;

•	the maturity date;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	the currency or currencies in which debt securities are denominated, may be purchased, and may be paid (including payments of principal, any premium or interest);

•

whether the currency or currencies for which debt securities may be purchased or in which principal and any premium or interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•

a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, at the option of the holder or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

•	information with respect to book-entry procedures relating to global debt securities;

•	any sinking fund terms;

•	any modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

•	any index or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	any changes in or additions to the terms related to the debt securities described herein, including changes in or additions to covenants, events of default or any other provision described herein; and

•	any other information relevant to the terms of the debt securities so offered.

Except as may be described in the applicable prospectus supplement, the indenture will not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. The prospectus supplement relating to the particular series of debt securities, to the extent not otherwise described in this prospectus, will include any information with respect to any deletions from, modifications of or additions to the covenants or events of default described below and contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

Ranking

The debt securities rank senior in priority to any subordinated unsecured indebtedness and pari passu with any of our other senior unsecured indebtedness. The debt securities are junior in right of payment to all of our secured obligations (insofar as the assets securing such obligations are concerned) and will be effectively subordinated in right of payment to the creditors and preferred equity holders of our subsidiaries upon the liquidation or reorganization of those subsidiaries. At December 31, 2008, we had no outstanding secured indebtedness. Also, at December 31, 2008, our subsidiaries had outstanding trade payables and liabilities in the ordinary course of business, but had no outstanding indebtedness for borrowed money or preferred equity, to which the debt securities would be effectively subordinated.

The indenture does not limit the amount of indebtedness that we may incur.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, interest payments on debt securities that bear interest at a fixed rate will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe the federal income tax consequences and special considerations that apply to those debt securities in the applicable prospectus supplement.

Exchange, Registration and Transfer

Unless otherwise specified, debt securities of any series will be exchangeable for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations.

You may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

•

execute, register the transfer of or exchange debt securities of any series during a period of 15 days immediately preceding the day of the mailing of a relevant notice of redemption of debt securities of a series; or

•	execute, register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, we will pay the principal of, and any premium and interest on, debt securities at the office of the paying agent or paying agents that we designate at various times. Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee and the trustee’s New York office will be designated as our sole paying agents for payments with respect to debt securities that are issuable solely as registered securities.

All monies we pay to a paying agent for the payment of principal of, and any premium and interest on, any debt security that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security will look only to us for payments out of those repaid amounts.

Defaults and Remedies

The indenture provides that each of the following is an Event of Default with respect to the debt securities of a series issued under the indenture:

(1) our failure to pay the principal of or premium, if any, on the debt securities of that series when due;

(2) our failure to pay any interest due on the debt securities of that series and the default continues for 30 days;

(3) our failure to make any required sinking fund payment when due with respect to the debt securities of that series;

(4) our failure for 60 days after written notice to us as specified in the indenture to comply with any of our other covenants in the indenture for the benefit of that series;

(5) default by us under any instrument or other evidence of indebtedness for money borrowed, or any guarantee of payment by us for money borrowed if the effect of such default is to cause an acceleration of the principal amount of such indebtedness and the aggregate amount of such indebtedness or guarantees is in excess of five percent of Consolidated Net Tangible Assets (as defined below under “— Certain Covenants Applicable to the Debt Securities — Certain Definitions”), unless the default has been cured or waived; and

(6) certain events of bankruptcy, insolvency or reorganization relating to us.

If an Event of Default, other than an Event of Default specified in clause (6) above, with respect to the outstanding debt securities of a series occurs and is continuing, either the trustee or holders of at least 25 percent in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount of all debt securities of such series and all accrued interest thereon to be due and payable immediately.

However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of such series of debt securities may cause such declaration of acceleration to be rescinded and annulled with respect to the debt securities of that series if we deposit with the trustee an amount sufficient to pay all overdue interest on the debt securities of that series (including, if lawful, interest on the overdue interest), the principal of and premium, if any, on the debt securities of that series that have become due and payable otherwise than by such declaration of acceleration and all amounts due to the trustee and if all other Events of Default with respect to the debt securities of that series, other than the nonpayment of the principal of the debt securities of that series, which have become due solely by such declaration of acceleration, have been cured or waived. If an Event of Default specified in clause (6) above occurs, the principal amount of all the debt securities and all accrued interest thereon will automatically become due and payable.

Unless the Event of Default has been cured or waived, the trustee must transmit notice of the Event of Default to the holders of the debt securities of that series. However, except in the case of a payment default, the trustee may withhold the notice, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

You will not be able to enforce the indenture except as provided in the indenture but nothing shall prevent holders of the debt securities from enforcing payment of the principal of or premium, if any, or interest on their debt securities. The trustee may refuse to enforce the indenture unless it receives reasonable security or indemnity. Subject to certain limitations, holders of a majority in principal amount of the debt securities of a series under the indenture may direct the trustee in its exercise of any trust or power under that indenture with respect to the debt securities of that series.

We will furnish the trustee annually with an officers’ certificate with respect to compliance with the terms of the indenture.

Modification and Waiver

We and the trustee may, without the consent of holders, modify or waive provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. We and the trustee may modify or waive certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series issued under the indenture affected by the modification or waiver. However, the provisions of the indenture may not be waived or modified without the consent of the holders of each debt security affected thereby if the modification or waiver would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, the debt security;

•

reduce the principal amount of, or interest rate on, the debt security, or change the method of calculating the interest rate on, or reduce any premium payable upon the redemption of, the debt security;

•	change the coin or currency (or other property) in which the debt security or any premium or any interest on the debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt security or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of the outstanding debt securities of a series, the holders of which are required to consent under the indenture in order to take certain actions; or

•	modify certain of the provisions of the indenture relating to modifying the indenture, waiving certain covenants and waiving past defaults, respectively.

The holders of at least a majority in aggregate principal amount of outstanding debt securities of any series issued under the indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

•	a payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person unless:

•	the person formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our properties and assets:

•	is organized and validly existing under the laws of the United States, any state, or the District of Columbia; and

•	expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, will have occurred and be continuing; and

•	we deliver to the trustee an officer’s certificate and opinion of counsel as provided in the indenture.

Defeasance

Subject to compliance with certain conditions, we may discharge our indebtedness and our obligations or certain of our obligations under the indenture by depositing funds or obligations issued or guaranteed by the United States of America with the trustee.

Defeasance and Discharge. The indenture provides that we will be discharged from any and all obligations in respect of the debt securities being defeased, other than our obligations relating to:

•	the registration of transfer or exchange of the debt securities;

•	the replacement of stolen, lost or mutilated debt securities; and

•	the maintenance of paying agencies to hold monies for payment in trust;

if we deposit with the trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, will provide money in an amount sufficient to pay the principal of and each installment of interest on the debt securities on the stated maturity date in accordance with the terms of the indenture and the debt securities. We may establish the trust only if, among other things, we have delivered to the trustee an opinion of counsel confirming that:

•	we have received from, or there has been published by, the Internal Revenue Service a ruling; or

•	since the date of the indenture there has been a change in the applicable federal income tax law;

in either case to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. In the event of any defeasance and discharge of the debt securities, you will be entitled to look only to the trust fund for payment of principal of and any premium and interest on your debt securities until maturity.

Defeasance of Certain Obligations. The indenture provides that we may omit to comply with certain restrictive covenants, including the covenants described under “— Certain Covenants Applicable to the Debt Securities” below and that the omission will not be an Event of Default with respect to the debt securities. This right is commonly known as covenant defeasance, and, in order to exercise it, we will be required to deposit with the trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, would provide enough money to pay the principal of and each installment of interest on the debt securities on the stated maturity date in accordance with the terms of the indenture and the debt securities. If we were to exercise our rights in this manner, our other obligations under the indenture and the debt securities would remain in full force and effect. We may effect a covenant defeasance only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Certain Covenants Applicable to the Debt Securities

We will be subject to the covenant set forth below as well as to any other covenants that may be specified in an applicable prospectus supplement. Please refer to the definitions provided below regarding certain capitalized terms used in this section.

Limitations on Liens. The indenture provides that if we incur, assume or guarantee a Debt secured by a Mortgage either on any Mineral Interest or on a Restricted Subsidiary’s stock or Debt, we will secure the debt securities on at least an equal basis. These restrictions do not apply to Debt secured by the following:

(1) Mortgages in existence on the date of the indenture;

(2) Mortgages affecting Mineral Interests, shares of capital stock or Debt of an entity existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with us or a subsidiary, or on any shares of capital stock or Debt of any Restricted Subsidiary at the time its becomes a Restricted Subsidiary;

(3) Mortgages on property existing when we acquire the property, or Mortgages on any property that we or any Restricted Subsidiary acquires after the date of the indenture that are created or assumed to secure the payment of all or any part of the purchase price of the property or to secure any Debt incurred prior to, at the time of, or within 180 days after the acquisition of the property for the purpose of financing all or any part of its purchase price;

(4) Mortgages on property constructed or improved after the date of the indenture by us or any Restricted Subsidiary that are created or assumed to secure the payment of all or any part of the cost of the construction or improvement, provided, however, that any Mortgage of this kind shall not apply to any property owned by us or any Restricted Subsidiary prior to the date of the indenture;

(5) Mortgages on our property or the property of a Restricted Subsidiary to secure the payment of all or any part of the costs incurred after the date of the indenture of exploration, drilling, mining or development of the property (which is understood to include servicing, treating, processing, converting, transporting, storage and marketing of Hydrocarbons from the property) for the purposes of increasing the production and sale of oil, gas and other minerals, or any Debt incurred to provide funds for all or any of those purposes;

(6) Mortgages that secure only Debt of a Restricted Subsidiary owed to us or to another Restricted Subsidiary;

(7) Mortgages in favor of the United States or any state or governmental instrumentality thereof securing payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to the Mortgages; and

(8) any extension, renewal or replacement, in whole or in part, of any of the Mortgages referred to in the foregoing clauses (1) through (7), inclusive, or of any Debt secured by those Mortgages.

Notwithstanding the foregoing, we or a Restricted Subsidiary may issue, assume or guarantee Debt secured by a Mortgage on any Mineral Interest or on a Restricted Subsidiary’s stock or Debt if such Debt, when added to the sum of all other Debt that would otherwise be restricted by the foregoing (but not including Debt permitted under items (1) through (8) above), does not at any time exceed ten percent of the sum of our Consolidated Net Tangible Assets.

The following transactions shall not be deemed to create Debt secured by a Mortgage:

(1) the sale or other transfer of oil, gas, or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money, however determined, or a specified amount of oil, gas, or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, or other mineral payment or a production payment, and including, in any case, overriding royalty interests, net profit interests, reversionary interests and carried interests and other similar burdens on production; and

(2) the sale or other transfer by us or any of our Restricted Subsidiaries of properties to a partnership, joint venture or other entity whereby we or the Restricted Subsidiary would retain partial ownership of the properties.

Certain Definitions

The indenture contains definitions of certain terms used in the indenture, including the following:

“Consolidated Net Tangible Assets” means the total amount of all assets included in the consolidated balance sheet of us and our Restricted Subsidiaries, prepared in accordance with generally accepted accounting principles (and as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined), less the sum of:

(1) all current liabilities;

(2) all depreciation, depletion, valuation and other reserves;

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles;

(4) investments in and advances to subsidiaries that are not Restricted Subsidiaries; and

(5) minority interests in the equity of Restricted Subsidiaries.

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Hydrocarbons” means oil, gas and other liquid or gaseous hydrocarbons.

“Mineral Interests” means our leasehold and other interests or those of a Restricted Subsidiary in or under oil, gas or other Hydrocarbon fee interests, overriding royalty and royalty interests and any other interest in

Hydrocarbons in place wherever located and classified by our Board of Directors as capable of producing Hydrocarbons by us or a Restricted Subsidiary, except any interest that in the opinion of our Board of Directors is not of material importance to the total business conducted by us and our Restricted Subsidiaries.

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale, or other title retention agreement or other similar encumbrance.

“Restricted Subsidiary” means any subsidiary of ours the assets of which comprise in excess of 15 percent of our total consolidated assets included in the latest audited consolidated balance sheet contained in the latest annual report sent to our shareholders. As of December 31, 2008, we had no subsidiary that would qualify as a Restricted Subsidiary.

Governing Law

The debt securities and the indenture are governed by the laws of the State of New York.

The Trustee

Wells Fargo Bank, National Association will be the trustee under the indenture. The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the right of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any claim as security or otherwise.

The trustee may be removed with respect to a series of debt securities by the holders of a majority in principal amount of the outstanding debt securities of such series. In addition, if no Event of Default has occurred and is continuing, we may at any time appoint a successor trustee, in which case, the original trustee will be deemed to have resigned.

Book-Entry, Delivery and Form

The debt securities of a series may be issued in the form of one or more registered global securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary. Unless and until it is exchanged in whole or in part for debt securities in certificated form, a global security may not be transferred except as a whole to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary. Initially, the debt securities will be registered in the name of Cede & Co., the nominee of DTC.

Ownership of beneficial interests in a global security will be limited to persons who have accounts with DTC or its nominee (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of these beneficial ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons held by such participants on their behalf).

So long as DTC, or its nominee, is the registered holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture and the debt securities. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Payments on a global security will be made to DTC or its nominee, as the holder thereof. We have been advised by DTC that upon receipt of any payment in respect of a global security representing any debt securities held by it or its nominee, DTC will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global security for the debt securities as shown on the records of DTC or its nominee. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. Payments by participants will be the responsibility of those participants only. Neither we, the trustee or any of our agents or the trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial ownership interests in a global security to such persons may be limited. Because DTC can only act on behalf of direct participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial ownership interest in a global security to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Redemption notices will be sent to DTC. If less than all of the debt securities are being redeemed, DTC’s practice is to reduce by lot the amount of the interest of each direct participant in the debt securities to be redeemed.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any paying agent will have any responsibility for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The debt securities represented by a global security will be exchangeable for debt securities in certificated form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple if (i) DTC notifies us that it is unwilling or unable to continue as Depositary for such global security or if at any time DTC is ineligible under the Securities Exchange Act of 1934 and a successor Depositary is not appointed by us within 90 days or (ii) we in our discretion at any time determine not to require all of the debt securities to be represented by a global security and notify the trustee thereof. Any debt securities that are exchangeable pursuant to the preceding sentence are exchangeable for certificated debt securities issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, a global security is not exchangeable for certificated debt securities.

Neither we, the trustee nor any paying agent will be liable for any delay by DTC or its nominee in identifying the beneficial owners of the related debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the debt securities to be issued).

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of:

•	250 million shares of common stock, par value $3.331/3 per share, and

•	4 million shares of preferred stock, par value $1.00 per share.

As of February 6, 2009, we had approximately 191,646,428 shares of common stock issued and 172,913,730 shares of common stock outstanding and had reserved 3,362,113 additional shares of common stock for issuance under our various stock and compensation incentive plans. We had no shares of preferred stock outstanding at that date.

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation, including the certificates of designations pursuant to which any outstanding series of preferred stock may be issued, and the Delaware General Corporation Law for a complete statement of the terms and rights of the preferred stock and common stock.

Common Stock

Dividends

Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available for their payment (subject to the rights of holders of the preferred stock, if any).

Voting Rights

Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holder of any series of preferred stock pursuant to applicable law or the provisions of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

Miscellaneous

The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. The approval of 75% of our outstanding voting stock is required for a merger or consolidation or the sale of all or substantially all of our assets.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to cause preferred stock to be issued in one or more series, without stockholder action.

The Board of Directors is authorized to determine the number of shares of each series, and the rights, preference and limitations of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by the certificate of incorporation and the Delaware General Corporation Law.

The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

(1) The number of shares of the series of preferred stock being offered;

(2) Voting rights, if any, of the series of preferred stock;

(3) The title and liquidation preference per share of that series of the preferred stock;

(4) The purchase price of the preferred stock;

(5) The dividend rate (or method for determining dividend rates);

(6) The dates on which dividends will be paid;

(7) Whether dividends on that series of preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

(8) Any redemption or sinking fund provisions applicable to that series of preferred stock;

(9) Any conversion provisions applicable to that series of preferred stock; and

(10) Any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, we will describe those terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should refer to the certificate of designations relating to the series of the preferred stock for the complete terms of that preferred stock. We will file that certificate of designations with the SEC promptly after the offering of the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, if we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. The preferred stock will have no preemptive rights.

Dividend Rights

Holders of preferred stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the Board of Directors.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the Board of Directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

We may not declare or pay any full dividends on any series of preferred stock, unless we have declared and paid, or contemporaneously declare and pay, full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) on all other series of preferred stock that have the same rank as, or rank senior to, that preferred stock. When we do not pay those dividends in full, we will declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other preferred stock bear to each other. In addition, we generally may not declare or pay any dividends on our common stock or redeem or purchase any common stock, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock. We will not pay any interest, or sum of money in lieu of interest, in connection with any dividend payment or payments that may be in arrears.

Unless otherwise described in the prospectus supplement, we will compute the amount of dividends payable for each dividend period by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that we will compute the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation

If we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to that series of preferred stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of preferred stock and of the other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up of our business or affairs.

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. Any redemption provisions that apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

If we have not paid full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by any offer made on the same terms to all holders of that series of preferred stock.

Voting Rights

Except as indicated in this prospectus or in a prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants.

Each warrant will entitle the holder to purchase the principal amount of debt securities, or the number of shares of preferred stock or common stock, at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. After the close of business on the expiration date of the warrant, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, or the “Securities Act,” and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Thompson & Knight LLP. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Noble Energy, Inc. and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and, with respect to the consolidated financial statements, PricewaterhouseCoopers LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The audit report on the consolidated financial statements refers to the changes in the method of accounting for defined benefit pension and other post retirement plans in 2006.

The financial statements of Alba Plant LLC as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 (not separately presented in the Annual Report on Form 10-K of Noble Energy, Inc. for the year ended December 31, 2008 (“Form 10-K”) and therefore not incorporated by reference herein) have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon has been incorporated in this prospectus by reference to the Form 10-K and has been so incorporated in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

Our estimates of proved reserves associated with our interests in oil and gas properties is confirmed in the audit letter of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been included in this document, and incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such audit letter and in giving such audit letter.

$

Noble Energy, Inc.

    % Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

J.P. Morgan

Citigroup

December     , 2011